EXHIBIT 10.5

                 AMENDMENT TO RICHARDS BAY SLAG SALES AGREEMENT


THIS AMENDING AGREEMENT dated June 1st, 2001 is made by and between RICHARDS BAY IRON AND TITANIUM (PROPRIETARY) LIMITED, a South African corporation with offices at Richards Bay, Natal, South Africa (hereafter called "RBI") and KRONOS INC., a Delaware corporation with offices at 5 Cedar Brook Drive, Cranbury, New Jersey, 08512, USA (hereinafter "Buyer").

WHEREAS, RBIT and Buyer entered into an agreement for the purchase and sale of titanium bearing slag produced at RBIT's plant at Richards Bay, Natal, South Africa (hereafter "RBIT Product") dated as of the 1st day of May, 1995, amended as of November 3, 1997 and May 1, 1999 (hereafter called the "Agreement");

WHEREAS, the parties wish to amend the Agreement to provide for the extension of the Term of the Agreement;

NOW THEREFORE, for and in consideration of the covenants and conditions herein contained, the parties hereto agree to amend the Agreement effective January 1, 2001 as follows:

1.    Article III shall be replaced with the following:

      This Agreement shall be in effect for a term of twelve (12) years commending on January 1, 1995 up to and including December 31, 2006 (the "Term"), subject to prior termination as hereinafter provided.

2. Paragraph D of Article IV of the Agreement shall be replaced by the following:


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      "For 1998 onward the annual Contracted Quantity shall be as follows:

          [***]

      Buyer shall commit to the actual quantity to be purchased in each of such years within the above range by written notice to RBIT on or before September 30th of the previous year, failing which such quantity shall be determined by RBIT.

      [***]

3. The provisions of Paragraph E of Article IV of the Agreement shall also be interpreted to apply to the Total Quantity and any required adjustments shall be reflected in the Final Annual Invoice of January 2007.

4.      Article V.A.3. shall be replaced with the following:

      "3.For 1997 to 2000 inclusively, the Basic Price of RB Slag shall be the previous year's Basic Price plus Escalation as herein defined. [***]

       4.For 2002,  the Basic  Price of RB Slag shall be the 2001  Basic  Price.
         [***]

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       5.For 2003 to 2006  inclusively,  the Basic Price of RB Slag shall be the previous year's Basic Price plus Escalation as herein defined."

5. In the year 2004 and in each subsequent year during the Term of the Agreement, if the difference in the escalated Basic Price of RB Slag to Kronos and the average escalated Basic Price to RBIT's other major contract customers in any such year is greater than the change in the US All urban CPI over the 12-month period ending December 31st of the preceding year, RIT will approach Kronos to realign the Basic Price. If the parties are unable to agree on a new Basic Price, either party may terminate the Agreement on 12 months written notice but no sooner than July 1st, 2005. Contracted Quantities will be prorated if termination occurs prior to year-end.

      Should RBIT offer spot quantities of RB Slag for sale to major contract customers during the Term of the Agreement, Kronos Inc. shall be offered a quantity in proportion to its Contracted Quantity and have 7 days in which to accept or decline such offer.

6. The parties hereby ratify and confirm the terms and conditions of the Agreement not specifically amended pursuant to this Amending Agreement.


[***] - Confidential treatment requested.
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IN WITNESS  WHEREOF,  the  parties  have caused this  Amending  Agreement  to be executed by their duly authorized representatives.

RICHARDS BAY IRON AND TITANIUM                 KRONOS, INC.
(PROPRIETARY) LIMITED

By:        /s/ J. George Deyzel                By:       /s/ Lawrence A. Wigdor


Name:      J. George Deyzel                    Name:     Lawrence A. Wigdor


Title:     Chief Executive Officer/            Title:    Chief Executive Officer
           Managing Director